DRAKEFORD
&
DRAKEFORD
CERTIFIED PUBLIC ACCOUNTANTS
A LIMITED LIABILITY CORPORATION
Telephone: 540-361-7090 Facsimile: 540-361-7092

August 11, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We are the former independent registered public accounting firm for MIT Holding, Inc. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated August 11, 2009 (the "Current Report") and are in agreement with the disclosure in the Current Report, as it pertains to our firm.

Sincerely,
Drakeford + Drakeford LLC
Drakeford & Drakeford, LLC